CERTIFICATE OF INCORPORATION

                                       OF

                              BREMEN BEARINGS, INC.

                                    ARTICLE I

                               NAME OF CORPORATION

                        The name of this corporation is:

                              Bremen Bearings, Inc.

                                   ARTICLE II

                                REGISTERED OFFICE

            The address of the registered office of the corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover, 19901, County of Kent, and the name of its registered agent at that address is National Corporate Research, Ltd.

                                   ARTICLE III

                                     PURPOSE

            The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

                            AUTHORIZED CAPITAL STOCK

            The corporation shall be authorized to issue one class of stock to be designated common stock; the total number of shares which the Corporation shall have authority to issue is one thousand (1,000), and each such share shall have a par value of one cent ($0.01).

                                    ARTICLE V

                                  INCORPORATOR

            The name and mailing address of the incorporator of the corporation is:

                        Michael S. Gostomski
                        c/o Roller Bearing Company of America, Inc.
                        60 Round Hill Road
                        Fairfield, Connecticut 06430

                                   ARTICLE VI

                          BOARD POWER REGARDING BYLAWS

            In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.

                                   ARTICLE VII

                              ELECTION OF DIRECTORS

            Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

                                  ARTICLE VIII

                        LIMITATION OF DIRECTOR LIABILITY

            The corporation shall indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise. The corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him. To the full extent permitted by law, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he is not entitled to be indemnified. The indemnification provided herein shall not be deemed to limit the right of the corporation to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

            A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.

            Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior such repeal or modification.

                                   ARTICLE IX

                                 CORPORATE POWER

            The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

            THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware, and in pursuance of the Delaware General Corporation Law, does make and file this Certificate.

Dated:  July ____, 1997

                                          ------------------------------------
                                          Michael S. Gostomski, Incorporator


                                      -3-